December 21, 2006

Re: Dissolution of Wells Fund IV Limited Partnership

Dear Wells L.P. Investor:

Enclosed is your share in the final liquidating distribution for the Wells Fund IV Limited Partnership.
This signals the completion of this investment program.

As a reminder, the last net sale proceedsfirst distribution of $3,900,000 in net sale proceeds was made in November 2006. At that time, we had reserved approximately $754,000 including both cash from operations and net sales proceeds. The potential property sale obligations have now expired and the final dissolution expenses have been determined to be approximately $65,000. These expenses include, but are not limited to, legal fees, audit and tax fees, printing and postage costs, potential liabilities under the final purchase and sale agreement, and other administrative expenses. Accordingly, the remaining proceeds of approximately $689,000 are being distributed as the final liquidating distribution for the partnership, in strict compliance with the partnership agreement.

Back in June, I informed you that Wells Fund IV Limited Partnership would be closing,is closed following the sale of the 10407 Centurion Parkway North property on May 15, 2006. This Fund was originally launched in 1991 and raised $13,614,652. Over the life of the program, we delivered operating cash distributions to the Class A investors of approximately $8,805,252, and passive losses to the Class B investors. The assets in the program were sold, with net sale proceeds allocated to the partnership totaling $13,632,351.

You will be mailed the final audited financials and final K-1's in early 2007. Should you have any questions about your investment or if we can be of service to you, please contact us at
800-557-4830. Our Client Services Specialists are available Monday through Thursday from 8:15 a.m. to 6:30 p.m., and Friday from 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to investor.services@wellsref.com.

Thank you for your participation in the Wells Fund IV limited Limited partnership Partnership program.

Sincerely,

/s/ Leo F. Wells III

Leo F. Wells III

General Partner

Enclosure

cc: Financial Representative